UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 21, 2013
MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)
48084-7186
(Zip code)
Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

As previously disclosed, on June 18, 2012, Meritor, Inc. (“Meritor”) entered into a $100 million U.S. receivables securitization facility, which was scheduled to expire on June 18, 2015 (the “Securitization Facility”). This program is provided by PNC Bank, National Association (“PNC”), as Administrator, Market Street Funding, LLC, and the other Purchasers and Purchaser Agents from time to time (participating lenders), which are party to the agreement. Under this program, Meritor has the ability to sell an undivided percentage ownership interest in substantially all of its trade receivables (excluding certain receivables due from AB Volvo) of certain U.S. subsidiaries to ArvinMeritor Receivables Corporation (“ARC”), a wholly-owned, special purpose subsidiary. ARC funds these purchases with borrowings from participating lenders under a loan agreement.
On June 21, 2013, ARC entered into a Second Amendment to the Receivables Purchase Agreement (the “Second Amendment”), with PNC, as Administrator, Market Street Funding, LLC, and the other Purchasers and Purchaser Agents from time to time party thereto. The Second Amendment extended the expiration of the Securitization Facility to June 18, 2016 and adjusted the calculation of funding advances for certain receivables.
Except as so amended, the Securitization Facility continues to be as described in Meritor's Report on Form 8-K filed with the Securities and Exchange Commission on June 19, 2012.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits

10
Second Amendment to Receivables Purchase Agreement dated June 21, 2013 among ArvinMeritor Receivables Corporation, as Seller, Meritor, Inc., as initial servicer, PNC Bank, National Association, as a Related Committed Purchaser, as an LC Participant, as a Purchaser Agent, as LC Bank and as Administrator, and Market Street Funding LLC, as a Conduit Purchaser

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By:	/s/ Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel

Date: June 24, 2013

EXHIBIT INDEX

Exhibit No.	Description
10
Second Amendment to Receivables Purchase Agreement dated June 21, 2013 among ArvinMeritor Receivables Corporation, as Seller, Meritor, Inc., as initial servicer, PNC Bank, National Association, as a Related Committed Purchaser, as an LC Participant, as a Purchaser Agent, as LC Bank and as Administrator, and Market Street Funding LLC, as a Conduit Purchaser